Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 333-122917) on Form N-1A of BTS Managed Income Fund, a series of Northern Lights Fund Trust, of our report dated March 1, 2021, relating to our audit of the financial statements and financial highlights, which appear in the December 31, 2020 Annual Report to Shareholders, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights,” “Independent Registered Public Accounting Firm”, “Policies and Procedures for Disclosure of Portfolio Holdings” and “Financial Statements” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

April 26, 2021